EXHIBIT 4.1

                             SUBSCRIPTION FOR SHARES


TO:     The  Board  of  Directors  of
     CYPACIFIC  TRADING  INC.
     (the  "Company")


The undersigned hereby subscribes for 2,000,000 Common Shares without par value in the capital of the Company and encloses herewith the payment of $2,000 payable to the Company in respect of such shares.

The  share  certificate  should  be  made  out  to:

     Name:        Andrew  Seokwoo  Lee

     Address:     6874  Radisson  St.
                  Vancouver,  B.C.  V6S  3W9




DATED  as  of  the  30th  day  of  April  2003.


/s/  Andrew  SeokWoo Lee
-------------------------
Andrew  Seokwoo  Lee












WARNING:

     THE COMPANY ACT (BRITISH COLUMBIA) REQUIRES THAT SHARES BE FULLY PAID UPON SUBSCRIPTION. THEREFORE YOU SHOULD DEPOSIT THE SUBSCRIPTION PRICE IN THE COMPANY'S BANK ACCOUNT AND RETAIN A COPY OF YOUR CANCELLED CHEQUE AS EVIDENCE OF PAYMENT.